For period ended 11/30/06                                            All Series
File Number 811-4019

Sub-Item 77Q3:  Exhibits
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As approved by shareholders on July 19, 2006, a reorganization  took place as of the close of business on July 31, 2006 in which each fund of USAA Investment Trust was reorganized into a newly established corresponding series of USAA Mutual Funds Trust. Because the financial information of each fund of USAA Investment Trust for the period from June 1, 2006 to July 31, 2006 is included in the Form N-SAR filed by each newly established corresponding series of USAA Mutual Funds Trust for the period ended November 30, 2006, the financial information presented in this Form N-SAR includes only zeroes to avoid duplicative reporting.